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                                                                     Exhibit 2.2

                                                               SEPTEMBER 1, 2004

                                VOTING AGREEMENT

      VOTING AGREEMENT ("AGREEMENT"), dated as of September 1, 2004, by and between Benjamin Franklin Bancorp, M.H.C., a Massachusetts mutual holding company ("BANCORP"), and the undersigned ("STOCKHOLDER") holder of common stock, par value $1.00 per share ("SHARES"), of Chart Bank, A Cooperative Bank, a Massachusetts-chartered cooperative bank in stock form ("CHART").

      WHEREAS, Bancorp, Benjamin Franklin Savings Bank ("BFSB") and Chart have entered into an Agreement and Plan of Merger, dated as of the date hereof (as such agreement may be subsequently amended or modified, the "AGREEMENT AND PLAN OF MERGER"), providing for the merger of Chart with BFSB (the "MERGER");

      WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite Stockholder's name on Schedule 1 attached hereto;

      WHEREAS, it is a condition to the consummation of the Merger that Stockholder execute and deliver this Agreement on the date hereof; and

      WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Agreement and Plan of Merger.

      NOW, THEREFORE, in consideration of, and as a condition to, Bancorp entering into the Agreement and Plan of Merger and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Bancorp in connection therewith, Stockholder and Bancorp agree as follows:

      1. AGREEMENT TO VOTE SHARES. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2), at any meeting of the stockholders of Chart, or in connection with any written consent of the stockholders of Chart, with respect to the Merger, the Agreement and Plan of Merger or any Acquisition Proposal or any Unsanctioned Agreement (as such term is defined in Section 1(b)) or any adjournment thereof, Stockholder shall:

            (a) Appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

            (b) From and after the date hereof until the Expiration Date, vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this Agreement or are subsequently acquired, (i) in favor of adoption and approval of the Agreement and Plan of Merger and the transactions contemplated thereby, including the Merger;
      (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation, or warranty or any other obligation or agreement of Chart

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      contained in the Agreement and Plan of Merger or of Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal or any agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger or any of the transactions contemplated by the Agreement and Plan of Merger ("UNSANCTIONED AGREEMENT").

      2. EXPIRATION DATE. As used in this Agreement, the term "EXPIRATION DATE" shall mean the earlier of (i) the Special Payment Termination Date or (ii) the mutual written agreement of the parties hereto to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to termination hereof.

      3. AGREEMENT TO RETAIN CHART EQUITY INTERESTS. From and after the date hereof until the Expiration Date, Stockholder shall not, except as contemplated by this Agreement or the Agreement and Plan of Merger, directly or indirectly, sell, assign, transfer, assign, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined below)), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares or option or right to obtain Shares or any interest convertible into, or exercisable for, Shares or the right to obtain Shares (Shares and such rights, collectively, the "CHART EQUITY INTERESTS") owned by Stockholder, whether such Chart Equity Interests are held by Stockholder on the date of this Agreement or are subsequently acquired prior to any meeting (or written consent in lieu thereof) of Stockholders prior to the Expiration Date, whether by the exercise of any option or right to obtain Chart Equity Interests or otherwise. Notwithstanding the foregoing, Stockholder may make (a) transfers by will, or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of Stockholder under, this Agreement, and (c) as Bancorp may otherwise agree in writing in its sole discretion.

      4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Bancorp as follows:

            (a) Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement;

            (b) This Agreement (assuming this Agreement constitutes a valid and binding agreement of Bancorp) is a valid and legally binding agreement with respect to Stockholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles);

            (c) Except as set forth on Schedule 1, Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on
      Schedule 1, free and clear of any

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      liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("LIENS"), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares;

            (d) Stockholder understands that at the Effective Time of the Merger, (i) each outstanding Share listed on Schedule 1 shall be cancelled and converted into the right to receive either (A) 3.075 shares of Bancorp Common Stock or (B) a cash amount equal to $30.75 per share of Chart Common Stock (subject to the terms and provisions of the Agreement and Plan of Merger), and (ii) to the extent not exercised or otherwise terminated in accordance with the terms of the Agreement and Plan of Merger prior to the Effective Time, each option or other right to acquire the number of Shares indicated opposite Stockholder's name on Schedule 1 shall be terminated and the grantee thereof shall be entitled to receive an amount of cash computed by multiplying (i) the difference between (x) the Per Share Cash Consideration and (y) the per share exercise price applicable to such Chart Option, by (ii) the number of such shares of Chart Common Stock subject to such Chart Option, as set forth in the Agreement and Plan of Merger;

            (e) The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any by-law or other organizational document of Stockholder; and

            (f) Stockholder is not aware of any claim (or any basis therefor), whether in Stockholder's capacity as a stockholder or former stockholder, option holder or former option holder, warrant holder or former warrant holder, of Chart, in any way arising out of or based upon: (i) ownership or rights to ownership of any Shares other than the Chart Equity Interests listed on Schedule 1 that would not be resolved completely upon Stockholder's receipt of the Merger Consideration and any other amounts described in Section 4(d); (ii) any rights to obtain additional Chart Equity Interests; or (iii) any claim that any Chart Equity Interests were wrongfully repurchased by Chart.

      5. IRREVOCABLE PROXY. Subject to the last sentence of this Section 5, by execution of this Agreement, Stockholder does hereby appoint Bancorp with full power of substitution and resubstitution, as Stockholder's true and lawful attorney an irrevocable proxy, to the full extent of the undersigned's rights with respect to the Shares, to vote, if Stockholder is unable to perform his, her or its obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

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      6. NO SOLICITATION. From and after the date hereof until the Expiration
Date, Stockholder, in his, her or its capacity as a stockholder of Chart, shall not, nor to the extent applicable to Stockholder, shall he, she or it permit any of his, her or its affiliates to, nor shall he, she or it authorize any partner, officer, director, advisor or representative of Stockholder or any of its affiliates to (a) solicit, initiate or knowingly encourage the submission of any inquiries, proposals or offers from any person relating to a proposal regarding an Acquisition Proposal or any Unsanctioned Agreement, (b) enter into any agreement with respect to an Acquisition Proposal (other than the Agreement and Plan of Merger) or any Unsanctioned Agreement, (c) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal or an Unsanctioned Agreement (other than the Agreement and Plan of Merger), or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Agreement and Plan of Merger, (d) initiate a stockholders' vote or action by consent of Chart's stockholders with respect to an Acquisition Proposal or Unsanctioned Agreement, or (e) except by reason of this Agreement, become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Chart that takes any action in support of an Acquisition Proposal or Unsanctioned Agreement.

      7. SPECIFIC ENFORCEMENT. Stockholder has signed this Agreement intending to be legally bound thereby. Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against Stockholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

      8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

      9. NO WAIVERS. No waivers of any breach of this Agreement extended by Bancorp to Stockholder shall be construed as a waiver of any rights or remedies of Bancorp with respect to any other stockholder of Chart who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder, or with respect to any subsequent breach of Stockholder or any other such stockholder of Chart. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

      10. MISCELLANEOUS. This Agreement is to be governed by the laws of The Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

      11. CAPACITY AS STOCKHOLDER. Stockholder signs this Agreement solely in Stockholder's capacity as a stockholder of Chart, and not in Stockholder's capacity as a director, officer or employee of Chart or any of its subsidiaries or in Stockholder's capacity as a trustee or fiduciary

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of any ERISA plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of Chart in the exercise of his or her fiduciary duties, consistent with the terms of the Agreement and Plan of Merger, as a director and/or officer of Chart or in his or her capacity as a trustee or fiduciary of any ERISA plan or trust, or prevent or be construed to create any obligation on the part of any director and/or officer of Chart or any trustee or fiduciary of any ERISA plan or trust from taking any action in his or her capacity as a director of Chart.

      12. NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until the Agreement and Plan of Merger is executed by all parties thereto and this Agreement is executed by the parties whose names are set forth on the signature page hereof. Facsimile execution and delivery of this Agreement by any of the parties shall be legal, valid and binding execution and delivery of this Agreement for all purposes.

      13. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

                            [SIGNATURE PAGE FOLLOWS]

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      EXECUTED as of the date first above written.

                                           STOCKHOLDER

                                           _____________________________________
                                           Name: _______________________________

                                           BENJAMIN FRANKLIN BANCORP, M.H.C.

                                           By:__________________________________
                                           Name:________________________________
                                           Title: ______________________________

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                                   SCHEDULE 1

STOCKHOLDER          SHARES           OPTIONS